Exhibit 99.1

.

Dear BB&T Corporation Shareholder:

We are pleased to inform you that we have appointed Computershare as our stock transfer agent and registrar effective June 27, 2011. Computershare is a worldwide leader in shareholder services and their experienced team will continue to provide you with superior shareholder service by Internet, telephone and mail.

Your new shareholder account number is provided above. Please have this number available when contacting Computershare. You may contact Computershare to obtain information about your account as follows:

Internet

Access your account online via Investor Centre at www.computershare.com/bbt. Registration is quick and easy. You may view your account and transaction detail, update your information and process transactions. You may also elect to receive shareholder documents electronically.

Telephone

Our toll-free number remains the same, 1-800-213-4314. Outside the US and Canada, please call 1-781-575-3100. Account information is available 24 hours a day via interactive voice response. Agents are available Monday through Friday from 8:30AM to 6:00PM Eastern Time.

Mail	By overnight delivery:
Computershare Investor Services	Computershare Investor Services
P.O. Box 43078	250 Royall Street
Providence, RI 02940-3078	Canton, MA 02021

BB&T and Computershare will provide additional information to you with upcoming mailings. We are confident that Computershare’s commitment to quality will meet your expectations.

Thank you for being a BB&T shareholder.

Sincerely,

Tamera L. Gjesdal	Richard S. Taylor
Senior Vice President	Assistant Vice President
BB&T Investor Relations Manager	BB&T Shareholder Services Operations Manager